Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280363

PROSPECTUS

298,355 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to an aggregate of 298,355 shares (the “Shares”) of NovaBay Pharmaceuticals, Inc.’s (“us”, “we”, “our”, “NovaBay”, or the “Company”) common stock, par value $0.01 per share (the “Common Stock”), issuable upon the (i) exercise of our outstanding Series C warrants to purchase shares of Common Stock (the “Series C Warrants”), (ii) exercise of our outstanding Series D warrant to purchase shares of Common Stock (the “Series D Warrant”), (iii) exercise of our outstanding Series E warrants to purchase shares of Common Stock (the “Series E Warrants” and together with the Series C Warrants and the Series D Warrant, the “Warrants”) and (iv) conversion of our Unsecured Convertible Notes due March 25, 2026, into shares of Common Stock (the “Unsecured Convertible Notes”). The Series C Warrants were originally sold to accredited investors in a private placement that was consummated on December 21, 2023 (the “2023 Warrant Reprice Transaction”), pursuant to letter agreements of the same date, by and between the Company and each of the Selling Stockholders (the “2023 Letter Agreements”). The Series D Warrant and the Unsecured Convertible Notes were originally issued in a private placement on March 25, 2024, to the Selling Stockholders who hold our Original Discount Senior Secured Convertible Debentures due November 1, 2024 (the “Secured Convertible Notes”) in consideration for such Selling Stockholders agreeing to (i) enter into agreements with us that reduce the collateral available for repayment of the Secured Convertible Notes and (ii) terminate a subsidiary guarantee under the Secured Convertible Notes (together, the “2024 Subsidiary Guarantee Termination Transaction”) which was a closing condition to complete the sale of our former wholly-owned subsidiary, DERMAdoctor, LLC (“DERMAdoctor”). The Series E Warrants were originally sold to accredited investors in a private placement that was consummated on June 17, 2024 (the “2024 Warrant Reprice Transaction”), pursuant to letter agreements of the same date, by and between the Company and each of the Selling Stockholders (the “2024 Letter Agreements”). We are registering the resale of the Shares by the Selling Stockholders pursuant to the terms and conditions of (i) the 2023 Letter Agreements and in connection with the 2023 Warrant Reprice Transaction, (ii) the agreements related to the 2024 Subsidiary Guarantee Termination Transaction and in connection with the 2024 Subsidiary Guarantee Termination Transaction, and (iii) pursuant to the terms and conditions of the 2024 Letter Agreements and in connection with the 2024 Warrant Reprice Transaction.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell all or a portion of the Shares being offered pursuant to this prospectus at the prevailing market prices at the time of sale or at negotiated prices. For additional information, see the section entitled “Selling Stockholders”.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of such Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants. Upon the conversion of any portion of the Unsecured Convertible Notes, the amount of debt outstanding and owed by us will be reduced by the amount of the Unsecured Convertible Notes that was converted into shares of Common Stock. The Selling Stockholders will each bear all commissions and discounts, if any, attributable to their respective sales of the Shares. We will bear the costs, expenses and fees in connection with the registration of the Shares.

On May 30, 2024, we effected a reverse stock split at a ratio of 1-for-35 (the “2024 Reverse Stock Split”), which is more fully described in this prospectus. See “Prospectus Summary⸺Recent Developments—2024 Reverse Stock Split”. Unless the context otherwise requires, all share numbers, exercise prices, conversion prices and other share data in this prospectus have been adjusted to give effect to the 2024 Reverse Stock Split; however, our periodic reports on Forms 10-K, 10-Q and 8-K and all of our other filings and documents incorporated by reference into this prospectus that were filed with the U.S. Securities and Exchange Commission prior to May 31, 2024 do not give effect to the 2024 Reverse Stock Split, unless otherwise indicated in such filing or document.

Our Common Stock is listed on the NYSE American under the symbol “NBY.” The last reported sale price of our Common Stock on June 18, 2024 was $2.30 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company”.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest. Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks that we have described under the caption “Risk Factors” on page 8 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to 298,355 shares of Common Stock received upon exercise or conversion (as the case may be) of the Warrants or the Unsecured Convertible Notes, from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of such Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants. Upon the conversion of any portion of the Unsecured Convertible Notes, the amount of debt outstanding and owed by us will be reduced by the amount of the Unsecured Convertible Notes that was converted into shares of Common Stock.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part, which may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information that has been incorporated by reference, including reports we file with the SEC, that are not contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the documents incorporated by reference and other additional information that we file with the SEC described in the “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” sections of this prospectus.

This prospectus includes important information about us and the securities being offered. You should rely only on this prospectus, any post-effective amendment, and any applicable prospectus supplement, and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information that is in addition to, or different from, the information that is contained, or incorporated by reference, in this prospectus prepared by or on behalf of us or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The documents entered into in connection with the 2023 Warrant Reprice Transaction, the 2024 Subsidiary Guarantee Termination Transaction and the 2024 Warrant Reprice Transaction that are described herein and/or in our filings with the SEC (collectively, the “Transaction Documents”) contain representations and warranties of the parties to such agreements that may be subject to limitations, qualifications or exceptions agreed upon by the parties, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the Transaction Documents and described in the foregoing summary, it is important to bear in mind that the representations and warranties were negotiated in connection with separate transactions and with the principal purpose of allocating contractual risk between the parties in such transactions. The representations and warranties, other provisions of the Transaction Documents or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus, any post-effective amendment and any applicable prospectus supplement, as well as in the other reports, statements and filings that the Company publicly files with the SEC.

This prospectus contains market data and industry statistics and forecasts that are based on our internal estimates and independent industry publications and other sources that we believe to be reliable sources. In some cases, we do not expressly refer to the sources from which this data is derived. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal estimates are based upon information obtained from trade and business organizations and other contacts in the industry in which we operate, and our management’s understanding of industry conditions. While we believe our internal estimates are reliable, they have not been verified by an independent source. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus or otherwise incorporated by reference into this prospectus.

Unless otherwise specifically indicated, references to “prospectus” herein shall include any post-effective amendment, applicable prospectus supplement, and the information incorporated or deemed to be incorporated by reference in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein or therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We own live trademark registrations in the U.S., as well as trademark registrations and pending applications in many other countries internationally, with our primary trademarks including “Avenova®”, “CelleRx®”, “PhaseOne®”, and “NeutroPhase®”, which are held directly by NovaBay. This prospectus also includes trademarks, service marks and trade names owned by us, our former subsidiary DERMAdoctor, LLC, or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners. All trademarks or trade names referred to in this prospectus and the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

Unless the context indicates otherwise in this prospectus, the terms “NovaBay,” the “Company,” “we,” “our” or “us” in this prospectus refer to NovaBay Pharmaceuticals, Inc.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you or that you need to consider in making your investment decision. You should carefully read the entire prospectus, including any applicable prospectus supplement, especially the “Risk Factors” section beginning on page 8 of this prospectus and the risks under similar headings in other documents and filings that are incorporated by reference into this prospectus, our financial statements, the exhibits to the registration statement of which this prospectus forms a part and other information incorporated by reference in this prospectus before deciding to invest in our Common Stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About NovaBay

NovaBay develops and sells scientifically-created and clinically-proven eyecare and wound care products. Our leading product, Avenova® Antimicrobial Lid and Lash Solution, or Avenova Spray, is proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from the skin around the eye, including the eyelid. Avenova Spray is formulated with our proprietary, stable and pure form of hypochlorous acid and is cleared by the U.S. Food and Drug Administration, or the FDA, for sale in the United States. Avenova Spray is available direct to consumers primarily through online distribution channels and is also available by prescription and dispensed by eyecare professionals for blepharitis and dry eye disease. Because dry eye is a complex condition, we offer a complementary portfolio of scientifically-developed products for each step of the standard at-home treatment regimen, including the Avenova Eye Health Support antioxidant-rich oral supplement, Avenova Lubricating Eye Drops for instant relief, NovaWipes by Avenova, Avenova Warm Eye Compress to soothe the eyes, and the i-Chek by Avenova to monitor physical eyelid health.

We also manufacture and sell our proprietary form of hypochlorous acid for the wound care market through our NeutroPhase and PhaseOne branded products. NeutroPhase and PhaseOne are used for the cleansing and irrigation as part of surgical procedures, as well as treating wounds, burns, ulcers and other injuries. The Company currently sells these products through distributors.

Through our former subsidiary DERMAdoctor, the Company offered over 30 dermatologist-developed products targeting common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. On March 25, 2024, we announced the closing of the sale of DERMAdoctor (the “DERMAdoctor Divestiture”). We acquired DERMAdoctor in November 2021 in order to achieve overall revenue growth, cost reductions and profitability. We were unable to achieve those objectives with DERMAdoctor. To that end, we determined to divest DERMAdoctor and consummate the DERMAdoctor Divestiture. We continue to evaluate strategies for our Company to maximize revenue growth and profitability and minimize operating losses, while also seeking ways to address our capital and liquidity needs.

2023 Warrant Reprice Transaction

On December 21, 2023, we entered into the 2023 Letter Agreements with each of the Selling Stockholders that are existing holders of our Series B-1 Common Stock purchase warrants (the “Series B-1 Warrants”) and our Series B-2 Common Stock purchase warrants (the “Series B-2 Warrants” and together with the Series B-1 Warrants, the “Series B Warrants”) that were originally issued to such Selling Stockholders (the “2023 Warrant Reprice Participants”) pursuant to a Securities Purchase Agreement, dated April 27, 2023. Pursuant to the terms of the 2023 Letter Agreements, the 2023 Warrant Reprice Participants agreed to exercise a portion of their respective Series B Warrants, approximately an aggregate of 72,256 shares of Common Stock, at a reduced exercise price of $8.75, which resulted in cash proceeds to us of $0.6 million, before deducting warrant reprice agent fees and other transaction expenses.

As a result of the exercise of their Series B Warrants, we issued to each 2023 Warrant Reprice Participant a Series C Warrant to purchase a number of shares of Common Stock equal to 100% of the shares of Common Stock received by such 2023 Warrant Reprice Participant by exercising their Series B Warrant. Accordingly, in the 2023 Warrant Reprice Transaction, we issued Series C Warrants to the 2023 Warrant Reprice Participants that are currently exercisable for an aggregate of 72,256 shares of Common Stock as a result of the Company obtaining stockholder approval as required by Section 713(a) and (b) of the NYSE American Company Guide at the Company’s Annual Meeting of Stockholders held on May 28, 2024 (the “2024 Annual Meeting”). The Series C Warrants are subject to a limitation upon exercise of such Series C Warrants to the extent that, after giving effect to such exercise, the holder of such Series C Warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock. The Series C Warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of our Company.

2024 Subsidiary Guarantee Termination Transaction

The closing of the DERMAdoctor Divestiture was subject to certain conditions, which included the Company obtaining the consent of each of the Selling Stockholders that are the holders of our Secured Convertible Notes (the “2024 Subsidiary Guarantee Termination Participants”), to (i) amend the Security Agreement dated April 27, 2023 (the “Security Agreement”) governing our Secured Convertible Notes to remove DERMAdoctor membership units and any assets of DERMAdoctor as collateral for our obligations pursuant to the Secured Convertible Notes and for DERMAdoctor to be removed as a party to the Security Agreement (the “Security Agreement Amendment”) and (ii) terminate the Subsidiary Guarantee, dated April 27, 2023 (the “Subsidiary Guarantee”), which DERMAdoctor entered into in connection with the issuance of the Secured Convertible Notes (the “Subsidiary Guarantee Termination”).

On March 24, 2024, to effect the Security Agreement Amendment and the Subsidiary Guarantee Termination, the Company and the 2024 Subsidiary Guarantee Termination Participants entered into a First Amendment to the Security Agreement (the “First Amendment”) and a Consent and Release (the “Subsidiary Guarantee Consent”).

As consideration for the 2024 Subsidiary Guarantee Termination Participants executing and delivering the First Amendment and the Subsidiary Guarantee Consent, we provided each such 2024 Subsidiary Guarantee Termination Participant the option, at its election, to receive upon the closing of the DERMAdoctor Divestiture either: (i) a new Series D Warrant or (ii) an Unsecured Convertible Note. Based on such Selling Stockholders’ elections and as a result of the closing of the DERMAdoctor Divestiture, the Company issued: (a) a Series D Warrant to one of the 2024 Subsidiary Guarantee Termination Participants that is exercisable for an aggregate of 28,572 shares of Common Stock and (b) Unsecured Convertible Notes to four of the 2024 Subsidiary Guarantee Termination Participants that have an aggregate principal amount of $525,000 or will be convertible into an aggregate of 107,146 shares of Common Stock. The Series D Warrant became exercisable and the Unsecured Convertible Notes convertible as a result of the Company obtaining stockholder approval at the 2024 Annual Meeting. The Series D Warrant and the Unsecured Convertible Notes are subject to a limitation upon exercise of the Series D Warrant or conversion of the Unsecured Convertible Notes to the extent that, after giving effect to such exercise, the holder of the Series D Warrant or Unsecured Convertible Note (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock. The Series D Warrant does not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of our Company. The principal amount of the Unsecured Convertible Notes does not accrue interest and is payable to the secured parties upon maturity in March 2026, unless earlier converted into Common Stock.

2024 Warrant Reprice Transaction

On June 14, 2024, we entered into the 2024 Letter Agreements with each of the Selling Stockholders (the “2024 Warrant Reprice Participants”) that are existing holders of our (i) warrants to purchase Common Stock issued in September 2022 (the “September 2022 Warrants”), (ii) Series A-1 warrants to purchase Common Stock (the “Series A-1 Warrants”), (iii) the Series B-1 Warrants and (iv) the Series B-2 Warrants (collectively, the “2024 Reprice Warrants”). Pursuant to the terms of the 2024 Letter Agreements, the 2024 Warrant Reprice Participants agreed to exercise a portion of their respective September 2022 Warrants, Series A-1 Warrants, Series B-1 Warrants and Series B-2 Warrants, for approximately an aggregate of 90,381 shares of Common Stock, at a reduced exercise price of $2.50, which resulted in cash proceeds to us of $225,953, before deducting warrant reprice agent fees and other transaction expenses.

As a result of the exercise of their 2024 Reprice Warrants, we issued to each 2024 Warrant Reprice Participant a Series E Warrant to purchase a number of shares of Common Stock equal to 100% of the shares of Common Stock received by such 2024 Warrant Reprice Participant by exercising their 2024 Reprice Warrants. Accordingly, in the 2024 Warrant Reprice Transaction, we issued Series E Warrants to the 2024 Warrant Reprice Participants that will be exercisable on December 17, 2024 (the six-month anniversary of the date of issuance) for an aggregate of 90,381 shares of Common Stock. The Series E Warrants are subject to a limitation upon exercise of such Series E Warrants to the extent that, after giving effect to such exercise, the holder of such Series E Warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock. The Series E Warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of our Company.

Registration of the Shares

In connection with the 2023 Warrant Reprice Transaction, 2024 Subsidiary Guarantee Termination Transaction and the 2024 Warrant Reprice Transaction, we agreed to register the shares of Common Stock underlying the Series C Warrants, the Series D Warrant and the Series E Warrants and the shares of Common Stock to be issued upon conversion of the Unsecured Convertible Notes. Accordingly, we are registering the offer and sale of the Shares by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of such Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants. We will bear the costs, expenses and fees in connection with the registration of the Shares. Upon the conversion of any portion of the Unsecured Convertible Notes, the amount of debt outstanding and owed by us will be reduced by the amount of the Unsecured Convertible Notes that was converted into shares of Common Stock. The Selling Stockholders will each bear all commissions and discounts, if any, attributable to their respective sales of the Shares. For additional information, see the section entitled “Plan of Distribution”.

Recent Developments

2024 Reverse Stock Split

At the 2024 Annual Meeting, our stockholders approved a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), to effect a reverse stock split, subject to the reverse split ratio being established by our Board of Directors. On May 29, 2024, we announced that our Board of Directors established the reverse stock split ratio of 1-for-35 and filed the Certificate of Amendment with the Secretary of the State of the State of Delaware to effect the 2024 Reverse Stock Split, which became effective on May 30, 2024. On May 31, 2024, the Common Stock began trading on a split-adjusted basis.

NYSE American Notices

On April 18, 2024, we received a notification from the NYSE American LLC Exchange (the “NYSE American”), stating that the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide (requiring stockholders’ equity of $4.0 million or more if the Company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years and $6.0 million or more if the Company has reported losses from continuing operations and/or net losses in its five most recent fiscal years, respectively). Thereafter, on May 28, 2024, we received a further notification from the NYSE American, stating that the Company is not in compliance with Section 1003(a)(i) of the NYSE American Company Guide (requiring stockholders’ equity of $2.0 million or more if the Company has reported losses from continuing operations and/or net losses in two of the three most recent fiscal years). Therefore, the Company has become subject to the procedures and requirements of Section 1009 of the NYSE American Company Guide and submitted a plan of compliance to the NYSE American addressing how it intends to regain compliance with the stockholders’ equity requirements in the NYSE American Company Guide. On June 4, 2024, the Company received notice from the NYSE American that it had accepted the Company’s plan of compliance and granted a plan period through October 18, 2025. During the plan period, the Company will be subject to quarterly monitoring for compliance with the plan. If the Company does not regain compliance with the NYSE American’s listing standards by October 18, 2025, or if the Company does not make progress consistent with its plan, then the NYSE American may initiate delisting procedures.

DERMAdoctor Divestiture

On March 12, 2024, we entered into a Membership Unit Purchase Agreement that provided for the sale of 100% of the membership units of DERMAdoctor to New Age Investments, LLC. At the closing of the DERMAdoctor Divestiture on March 25, 2024 as contemplated by the Membership Unit Purchase Agreement, the Company sold the DERMAdoctor membership units to New Age Investments, LLC for a purchase price of $1,070,000. The DERMAdoctor Divestiture immediately streamlined our business by reducing our cash burn and allowing us to focus on pursuing newer and stronger growth opportunities that are better aligned with our core eyecare business.

Amendment to the Security Agreement and Termination of the Subsidiary Guarantee

The closing of the DERMAdoctor Divestiture was subject to the satisfaction of certain conditions, which included the Company obtaining the consent of the holders of our Secured Convertible Notes to remove the DERMAdoctor membership units and assets of DERMAdoctor as collateral for the Secured Convertible Notes, for DERMAdoctor to be removed as a party to the Security Agreement and to terminate the Subsidiary Guarantee. On March 24, 2024, we entered into the First Amendment and the Subsidiary Guarantee Consent with the holders of our Secured Convertible Notes to satisfy this closing condition and complete the DERMAdoctor Divestiture on March 25, 2024. We also issued to such holders of the Secured Convertible Notes a Series D Warrant and the Unsecured Convertible Notes, as further described above under “Prospectus Summary——2024 Subsidiary Guarantee Termination Transaction”.

Series B Preferred Stock & Series C Preferred Stock

The Company authorized two series of preferred stock–the Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), and the Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”). As of June 18, 2024, 131 shares of Series B Preferred Stock were outstanding, and, as a result of the conversion of the Series C Preferred Stock, there are no longer any shares of Series C Preferred Stock that remain outstanding.

The Certificate of Designation of Preferences, Rights and Limitations of the Series B Non-Voting Convertible Preferred Stock (the “Series B Certificate of Designation”) previously provided for anti-dilution protections in the event that the Company granted any right to reprice any Company security or issue a new Company security that would entitle the holder to acquire Common Stock at an effective price per share that is lower than the conversion price of the Series B Preferred Stock, which is referred to as “full-ratchet” anti-dilution protection. On January 29, 2024, the full-ratchet anti-dilution protection of our Series B Preferred Stock expired because greater than 75% of the originally issued 15,000 Series B Preferred Stock had been converted, and, as a result, the Series B Preferred Stock will no longer adjust due to this anti-dilution protection.

Going Concern

The Company has sustained operating losses for the majority of its corporate history and expects that its 2024 expenses will exceed its 2024 revenues, as the Company continues to invest in its commercialization efforts. Additionally, the Company expects to continue incurring operating losses and negative cash flows until revenues reach a level sufficient to support ongoing growth and operations. Accordingly, as disclosed in our periodic filings with the SEC, including in our quarterly report on Form 10-Q for the quarter ended March 31, 2024 (“March 2024 Form 10-Q”), we determined that our planned operations raise substantial doubt about our ability to continue as a going concern for a period of at least twelve months from the date of our March 2024 Form 10-Q. In our annual report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”), and our March 2024 Form 10-Q, we reported, based primarily on the funds available on December 31, 2023 and March 31, 2024, respectively, that we believe that our existing cash and cash equivalents and cash flows generated from product sales will be sufficient to fund our existing operations and meet our planned operating expenses into at least the third quarter of 2024.  In addition, we also noted that changing circumstances may cause us to expend cash significantly faster than currently anticipated, and we may need to spend more cash than currently expected because of circumstances beyond our control that impact the broader economy such as periods of inflation, supply chain issues, global pandemics and international conflicts (e.g., the conflicts between Israel and Hamas, Russia and Ukraine, and China and Taiwan).

Additional Information

For additional information related to, and a more complete description of, our business and operations, financial condition, results of operations and other important information about our Company, including recent developments, please refer to the reports and other filings incorporated by reference in this prospectus, including our 2023 Annual Report, our March 2024 Form 10-Q, and our other Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as described in this prospectus under the caption “Incorporation of Certain Documents by Reference”.

Company Information

NovaBay was incorporated under the laws of the State of California on January 19, 2000, as NovaCal Pharmaceuticals, Inc. It had no operations until July 1, 2002, on which date it acquired all of the operating assets of NovaCal Pharmaceuticals, LLC, a California limited liability company. In February 2007, it changed its name from NovaCal Pharmaceuticals, Inc. to NovaBay Pharmaceuticals, Inc. In June 2010, the Company changed the state in which it was incorporated and is now incorporated under the laws of the State of Delaware.

Our corporate address is 2000 Powell Street, Suite 1150, Emeryville, California 94608, and our telephone number is (510) 899-8800. Our website address is www.novabay.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have historically taken advantage of certain of the scaled disclosures available to smaller reporting companies and we will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, as long as we are a smaller reporting company with less than $100 million in annual revenue, we are not required to obtain an attestation report on internal control over financial reporting from our independent registered public accounting firm.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information and documents contained in or incorporated by reference in this prospectus (as supplemented and amended), including the risks described under the caption “Risk Factors” in the 2023 Annual Report, the March 2024 Form 10-Q and any future Quarterly Reports on Form 10-Q and other filings that we make with the SEC, including those incorporated by reference herein, before deciding whether to buy our Common Stock. The risks described in this prospectus or incorporated by reference into this prospectus are not the only ones we face, but those that we consider to be material. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of the following risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the market price of our Common Stock to decline, and you could lose all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements”.

Risks Relating to Our Business

There is substantial doubt about our ability to continue as a going concern.

We have sustained operating losses for the majority of our corporate history. In fiscal year 2023, our expenses exceeded our revenues, as we continue to invest in our commercialization efforts. We will need to generate significant revenues to achieve and maintain profitability, which we have not been able to achieve to date. Our operating cash flow currently is not sufficient to support our ongoing operations, and we expect to continue incurring operating losses and negative cash flows until revenues reach a level sufficient to support ongoing growth and operations. Accordingly, our current cash resources are not sufficient to fund operations at the expected level of activity beyond the third quarter of 2024. As such, additional funding or substantial revenue growth will be needed in both the short and long-term in order to pursue our business plan.

We have evaluated, and are continuing to evaluate, our current business plan and potential changes to our business and strategic direction. If we do not raise additional capital or our revenues do not reach sufficient levels in the near term, then we may need to implement additional cost reduction measures and changes to our current business plan and strategic direction. Such changes may include altering our existing operations and/or pursuing a strategic transaction, such as a divestiture of certain business or product lines and related assets or we could be required to cease operations. For example, as part of our strategic direction, we sold DERMAdoctor for $1.1 million on March 25, 2024, and we continue to evaluate and pursue strategic transactions, including other divestitures, to the extent we believe that such opportunities would be in the best interests of our company and our stockholders. In the future, we may be unable to enter into strategic transactions on terms that are acceptable to us, if at all. In addition, any such transactions may cause disruption of our business, diversion of management’s attention from other business concerns, loss of key employees, and retention of certain liabilities related to such potential transactions.

As a result of the circumstances indicated above, our financial statements include explanatory disclosures expressing substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. Future reports on our financial statements may continue to include such disclosures. If we cannot continue as a going concern, our stockholders may lose their entire investment in our securities.

We require additional capital to finance our operations as currently conducted, which may not be available to us on acceptable terms or at all and may result in dilution to our existing stockholders.

Our current cash resources are not sufficient to fund operations at the expected level of activity beyond the third quarter of 2024, and we therefore require additional capital to fund our operations. As of March 31, 2024, our cash and cash equivalents were $1.8 million and we had an accumulated deficit of $178.4 million. If we raise additional capital through other public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. If we are unable to obtain adequate financing on commercially reasonable terms or at all when needed, we may have to implement additional cost reduction measures and/or make changes to our current business, which may have a material adverse effect on our business, financial condition, and results of operations.

Our future success is largely dependent on the successful commercialization of our products, particularly Avenova Spray.

If we are unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, we may be unable to successfully commercialize our products, specifically Avenova Spray. While we believe we are working to create an efficient commercial organization, we may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues we may be able to generate on sales of Avenova Spray, which could cause our commercialization efforts to be unprofitable or less profitable than expected.

Acceptance and use of Avenova Spray by physicians, retail partners, wholesale customers and other customers may depend on a number of factors including: (i) perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products; (ii) published studies demonstrating the cost effectiveness of our products relative to competing products; (iii) availability of reimbursement for our products from government or commercial payers; and (iv) effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any. The failure of any of our products to receive market acceptance would harm our business and could require us to seek additional financing to fund our operations.

Goodwill, intangible and other assets from our DERMAdoctor acquisition in 2021 have become fully impaired, which adversely impacted our profitability in 2023 and 2022.

We are required under U.S. Generally Accepted Accounting Principles, or GAAP, to test our goodwill for impairment annually or more frequently if indicators for potential impairment exist. Additionally, at least annually at year end, or more frequently at interim periods, we periodically review our intangible and other long-lived assets for impairment. During the fourth quarters of 2023 and 2022, we performed our annual testing for goodwill, intangible and other long-lived asset impairment which resulted in us recording goodwill, intangible and other asset impairment charges of $2.6 million and $6.7 million, relating to the business of our former subsidiary, DERMAdoctor, for the years ended December 31, 2023 and 2022, respectively, which significantly increased our net losses for each year.

We face substantial competition in the eyecare market in which we operate.

Avenova Spray faces intense competition in the eyecare market, which is focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience and technological innovation. There is substantial competition in the eyecare market from companies of all sizes in the United States and abroad, including, among others, large companies such as Allergan plc and Shire plc, and from products such as Restasis, Xiidra, eye wipes, baby shampoo and soap. There are also over-the-counter products that also contain hypochlorous acid that compete with Avenova Spray.

The companies that we compete against in the eyecare industry may have substantially greater financial, technical and marketing resources, longer operating histories, greater brand recognition and larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can. If our competitors respond more quickly to new or emerging technologies and changes in customer requirements, our products may be rendered obsolete or non-competitive. In addition, if our competitors develop more effective or affordable products, or achieve earlier intellectual property protection or product commercialization than we do, our operating results will materially suffer. Competition may increase further as existing competitors enhance their offerings or additional companies enter our markets or modify their existing products to compete directly with our products. We may not be able to sustain growth as competitive pressures, including pricing pressure from competitors, increase. Our ability to compete depends on the continued strength of our brand and products, the success of our marketing, innovation and execution strategies, the continued diversity of our product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment, and our success in entering new markets and expanding our business in existing geographies. If we are unable to continue to compete effectively, it could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on third parties to manufacture, supply and distribute our products. Any interruption or failure by these suppliers or other disruptions to our supply chain may materially adversely affect our business, financial condition, results of operations and cash flows.

Our ability to make, move, and sell our products is critical to our success. Historically, we have predominately relied on a single product, Avenova Spray, for our primary revenue stream, which is comprised of our proprietary, stable and pure form of hypochlorous acid. Damage or disruption to our supply chain, including third-party manufacturing, assembly or transportation and distribution capabilities, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics, strikes, government action, armed conflict, war (such as the conflicts between Israel and Hamas, Russia and Ukraine, and China and Taiwan) or other reasons beyond our control or the control of our suppliers and business partners, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single supplier or location, could adversely affect our business or financial results.

Any interruption or failure by our suppliers, distributors and other partners to meet their obligations on schedule or in accordance with our expectations, misappropriation of our proprietary information, including trade secrets and know-how, or any termination by these third parties of their arrangements with us, which, in each case, could be the result of one or many factors outside of our control, could delay or prevent the manufacture or commercialization of our products, disrupt our operations or cause reputational harm to our company, particularly with wholesale customers, any or all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we underestimate or overestimate demand for our products and do not maintain appropriate inventory levels, our net revenues or working capital could be negatively impacted.

Our ability to manage our inventory levels to meet demand for our products is important for our business. If we overestimate or underestimate demand for any of our products, we may not maintain appropriate inventory levels, we could have excess inventory that we may need to hold for a long period of time, write down, sell at prices lower than expected or discard, which could negatively impact our reputation, net sales, working capital or cash flows from working capital, or cause us to incur excess and obsolete inventory charges. We generally finance our working capital needs through our cash and cash flows from operations, and if we do not have enough cash and cash flows from our operations, then we may not be able to produce the inventories required to meet demand, which could result in a loss of sales, the loss of wholesale customers and/or retail partners and adversely impact our reputation. We have sought and continue to seek to improve our payable terms, which could also adversely affect our relations with our suppliers.

Significant disruptions of information technology systems or breaches of information security could adversely affect our businesses.

We rely upon information technology systems to operate our businesses. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property), and we deploy and operate an array of technical and procedural controls to maintain the confidentiality and integrity of such confidential information. We also have outsourced aspects of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” nation states and others. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us.

Adverse U.S. or international economic and political conditions could negatively affect our business, financial condition and results of operations.

Our business is sensitive to general economic conditions and consumer spending. Therefore, we face risks associated with U.S. and international economic conditions, including a recession or other economic downturn, and are subject to events beyond our control including armed conflict, war, public health crises (such as the COVID-19 pandemic), trade disputes, economic sanctions, and their collateral impacts. In particular, consumer spending on discretionary premium items, as well as eyecare products is influenced and may be impacted by general economic conditions, wage and salary levels, trends in consumer confidence and spending, interest rates, inflation, and the availability of discretionary income and consumer credit. Further, adverse U.S. or international economic conditions, including recessionary conditions, or periods of inflation or high energy prices may contribute to higher unemployment levels, decreased consumer spending, reduced credit availability and declining consumer confidence and demand, poses a risk to our business. These economic conditions could cause some of our retail customers or suppliers to experience cash flow or credit problems and impair their financial condition, which could disrupt our business and adversely affect product orders, payment patterns and default rates and increase our bad debt expense. In addition, deterioration in global financial markets could make future financing difficult or more expensive, which could have a material adverse effect on our ability to finance the acquisition of inventory for sale to our customers. Additional concerns include abrupt political change, terrorist activity, and armed conflict and any escalation or expansion thereof, including but not limited to the dispute between Israel and Hamas, Russia and Ukraine, and China and Taiwan, which pose a risk of further general economic disruption.

Risk Related to Government Regulation

We expect continuous revenue from sales of Avenova Spray, which is classified as a cleared medical device by the FDA, but we cannot guarantee that the FDA will continue to allow us to market and sell Avenova Spray as a cleared medical device, which marketing inability would halt our sales and marketing of Avenova Spray and cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

Our ability to continue commercializing Avenova Spray and generating revenue from Avenova Spray depends upon, among other things:

●	the FDA allowing us to continue marketing Avenova Spray as an FDA cleared medical device;
●	acceptance in the medical community;
●	the safety of Avenova Spray’s predicate devices;
●	the number of patients who use Avenova Spray;
●	coverage or reimbursement by third-party payors of Avenova Spray;
●	our ability to successfully market Avenova Spray to both doctors and patients; and
●	the amount and nature of competition from competing companies with similar products.

Revenue from the Avenova brand will be subject to, among other things, regulatory and commercial and market uncertainties that may be outside of our control. The clearance that we have received from the FDA for our Avenova Spray, NeutroPhase, PhaseOne and other products is subject to strict limitations on the indicated uses for which the products may be marketed. The labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping for all our products, including those that are not subject to FDA clearance, are subject to extensive regulatory requirements.

In addition, there can be no assurance that government regulations applicable to our products will not change and thereby prevent the marketing of some or all of our products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries. We cannot guarantee that Avenova Spray, our other cleared products, or products that may be approved or cleared for marketing in the future, will not be materially adversely impacted by a change in industry standards or regulations. If changes to industry standards, practices or regulations applicable to Avenova Spray or our other cleared products that we may market and sell in the future cause a delay in continued commercialization or if we cannot make a change to satisfy the industry standards, practices or regulations, we may not be able to meet market demand which may have a materially adverse effect on our business, financial condition, results of operations, and prospects.

Additionally, the FDA may request that we submit another 510(k) premarket submission that compares to another predicate device. If we are unable to find an adequate predicate device that is substantially equivalent to Avenova Spray for the treatment claims that we use to sell and market Avenova Spray, we may not be able to obtain the necessary FDA clearance to continue to market and sell Avenova Spray without performing comprehensive clinical trials. In such event, we would need to seek premarket approval from the FDA for the applicable product before we could continue to sell and market Avenova Spray in the United States, which would be significantly more time consuming, expensive, and uncertain.

Avenova Spray is not approved by the FDA as a drug, and we rely solely on the 510(k) clearance for Avenova Spray and certain of our other products as a medical device.

Our business and future growth depend on the development, use and sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the safety or effectiveness of our products and may not proactively discuss or provide information on the use of our products, except as allowed by the FDA. As Avenova Spray is a medical device, we may only make very limited claims that pertain to its cleared intended use. Without claims of efficacy, market acceptance of our products may be slow. The 510(k) status of Avenova Spray also affects our ability to obtain formal insurance reimbursement by payors and affects our ability to obtain Medicare coverage.

There is significant risk that the FDA or other federal or state law enforcement authorities may determine that the nature and scope of our sales and marketing activities constitutes the promotion of our products for non-FDA-approved uses in violation of applicable law and as the sale of unapproved drugs, which is prohibited under applicable law. We face the risk that the FDA may take enforcement action against us for the way that we promote and sell our products. This risk may grow with the increased visibility of Avenova Spray online, as well as the FDA’s increased focus on antimicrobial products in the wake of the COVID-19 pandemic. We also face the risk that the FDA or other regulatory authorities might pursue enforcement actions based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations concerning the promotion of unapproved drug products, off-label use and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and be required to substantially limit and change our sales and promotion activities.

Developments after a product reaches the market may adversely affect sales of our products.

Even after obtaining regulatory clearances, certain developments may decrease demand for our products, including the re-review of products that are already marketed; new scientific information and evolution of scientific theories; the recall or loss of regulatory clearance of products that are already marketed; changing government standards or public expectations regarding safety, efficacy, or labeling changes; and greater scrutiny in advertising and promotion. If previously unknown side effects are discovered or if there is an increase in negative publicity regarding known side effects of a product, it could significantly reduce demand for the product or require us to take actions that could negatively affect sales, including removing the product from the market, restricting its distribution or applying for labeling changes. In addition, some health authorities appear to have become more cautious when examining new products and are re-reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes.

There is also greater regulatory scrutiny, especially in the United States, on advertising (in particular, direct to consumer advertising), promotion and pricing of pharmaceutical products. Certain regulatory changes or decisions could make it more difficult for us to sell our products. If we are not able to maintain regulatory compliance, we may be subject to fines, suspension or withdrawal of regulatory clearance, product recalls, seizure of products, operating restrictions, injunctions, warning letters, criminal prosecution and other enforcement actions. Any of these events could prevent us from marketing our products and our business may not be able to continue past such concerns. If any of the above occurs to Avenova Spray, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We do not have our own manufacturing capacity, and we rely on partnering arrangements or third-party manufacturers for the manufacture of our products and potential products.

The FDA and other governmental authorities require that all our products be manufactured in strict compliance with federal Quality Systems Regulations, or QSR, and other applicable government regulations and corresponding foreign standards. We do not currently operate manufacturing facilities for the production of our products. As a result, we have partnered with third parties to manufacture our products or rely on contract manufacturers to supply, store and distribute our products and help us meet legal requirements. As we have limited control over our commercial partners, any performance failure on their part (including failure to deliver compliant, quality components or finished goods on a timely basis) could affect the commercialization of our products, producing additional losses and reducing or delaying product revenues. If any of our commercial partners or manufacturers have violated or is alleged to have violated any laws or regulations during the performance of their obligations to us, it is possible that we could suffer significant financial, operational and reputational harm or other negative outcomes, including possible legal consequences.

Our products require precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers and partners often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, we and our third-party manufacturers are also subject to periodic unannounced inspections by the FDA to determine compliance with the FDA’s requirements, including primarily cGMP, the QSR, medical device reporting regulations and other applicable government regulations and corresponding foreign standards, including ISO 13485.

The results of these inspections can include inspectional observations on FDA’s Form 483, untitled letters, warning letters, or other forms of enforcement. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our FDA-cleared products are ineffective, make additional therapeutic claims that are not commensurate to the accepted labeling claims, or pose an unreasonable health risk, the FDA could take a number of regulatory actions, including preventing us from manufacturing any or all of our products or performing laboratory testing on human specimens, which could materially adversely affect our business. In addition, a prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Avenova Spray’s FDA-clearance and our other products that have been cleared by the FDA or products that we may obtain FDA-clearance for in the future, if at all, are subject to limitations on the intended uses for which the product may be marketed, which can reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities. In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements where applicable for Avenova Spray, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory clearance to one or all of our products that may be cleared in the future, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

If we were to lose, or have restrictions imposed on, FDA clearances we may receive in the future, our business, operations, financial condition and results of operations would likely be materially adversely impacted.

Risks Related to Potential Litigation

The pharmaceutical and biopharmaceutical industries are characterized by patent litigation, and any litigation or claim against us may impose substantial costs on us, place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

There has been substantial litigation in the pharmaceutical and biopharmaceutical industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. For the most part, these lawsuits relate to the validity, enforceability, and infringement of patents. We rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position, and we may initiate claims to defend our intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of our products or know-how or require us to license such patents and pay significant fees or royalties to produce our products. In addition, future patents may be issued to third parties which our technology may infringe. Because patent applications can take many years to issue and because patent applications are not published for a period of time, or in some cases at all, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, would divert management’s attention from our business and could have a material negative effect on our business, operating results, or financial condition. If a dispute involving our proprietary technology were resolved against us, it could mean the earlier entry of some or all third parties seeking to compete in the marketplace for a given product, and a consequent significant decrease in the price we could charge for our product. If such a dispute alleging that our technology or operations infringed third-party patent rights were to be resolved against us, we might be required to pay substantial damages, including treble damages and attorney’s fees if we were found to have willfully infringed a third party’s patent, to the party claiming infringement, to develop non-infringing technology, to stop selling any products we develop, to cease using technology that contains the allegedly infringing intellectual property or to enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all.

If our product or products cause an unexpected reaction to a patient or patient(s) or customer(s) in certain ways that may have caused or contributed to serious injury, we may be subject to product liability claims, and if product liability lawsuits are brought against us, they could result in costly litigation and significant liabilities.

Despite all reasonable efforts to ensure safety, it is possible that we or our distributors will sell our products or products that we currently do not sell but may sell in the future, which are defective, to which patients/customers react in an unexpected manner, or which are alleged to have side effects or otherwise not work for the product’s intended purpose. The manufacture and sale of such products may expose us to potential liability, including regulatory enforcement actions, and the industries in which our products are likely to be sold have been subject to significant product liability litigation.

Any claims, with or without merit, could result in costly litigation, reduced sales, significant liabilities and diversion of our management’s time and attention, and could have a material adverse effect on our reputation, financial condition, business and results of operations. We cannot make assurances that any liability insurance coverage that we qualify for, if at all, will fully satisfy any liabilities brought for any event or injury that is attributed to our product or products.

If a product liability claim is brought against us, we may be required to pay legal and other expenses to defend the claim and, if the claim is successful, damage awards may not be covered, in whole or in part, by our insurance. We may not have sufficient capital resources to pay a judgment, in which case our creditors could levy against our assets. We may also be obligated to indemnify our collaborators and make payments to other parties with respect to product liability damages and claims. Defending any product liability claims, or indemnifying others against those claims, could require us to expend significant financial and managerial resources.

If we are unable to protect our intellectual property, our competitors could develop and market products similar to ours that may reduce demand for our products.

Our success, competitive position and potential future revenues will depend in significant part on our ability to protect our intellectual property. We rely on the patent, trademark, copyright and trade secret laws of the U.S. and other countries, as well as confidentiality and nondisclosure agreements, to protect our intellectual property rights. We apply for patents covering our technologies as we deem appropriate.

There is no assurance that any patents issued to us, or in-licensed or assigned to us by third parties will not be challenged, invalidated, found unenforceable or circumvented, or that the rights granted thereunder will provide competitive advantages to us. If we or our collaborators or licensors fail to file, prosecute, obtain or maintain certain patents, our competitors could market products that contain features and clinical benefits similar to those of any products we develop, and demand for our products could decline as a result. Further, although we have taken steps to protect our intellectual property and proprietary technology, third parties may be able to design around our patents or, if they do infringe upon our technology, we may not be successful or have sufficient resources in pursuing a claim of infringement against those third parties. Any pursuit of an infringement claim by us may involve substantial expense and diversion of management attention.

We also rely on trade secrets and proprietary know-how that we seek to protect by confidentiality agreements with our employees, consultants, and collaborators. If these agreements are not enforceable, or are breached, we may not have adequate remedies for any breach, and our trade secrets and proprietary know-how may become known or be independently discovered by competitors.

We operate in the State of California. California law prevents us from imposing a delay before an employee, who may have access to trade secrets and proprietary know-how, can commence employment with a competing company. Although we may be able to pursue legal action against competitive companies improperly using our proprietary information, we may not be aware of any use of our trade secrets and proprietary know-how until after significant damage has been done to our Company.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If our intellectual property does not provide significant protection against foreign or domestic competition, our competitors, including generic manufacturers, could compete more directly with us, which could result in a decrease in our market share. All of these factors may harm our competitive position.

Risks Relating to Ownership of Our Common Stock

The price of our Common Stock may fluctuate substantially, which may result in losses to our stockholders.

The stock prices of our company and many other companies in our market segments have generally experienced wide fluctuations in response to various factors, some of which are beyond our control, including those that are unrelated to our operating performance. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. The market price of our Common Stock is likely to be volatile and could fluctuate in response to, among other things:

●	the announcement of new products by us or our competitors;
●	the announcement of partnering arrangements by us or our competitors;
●	our ability to effectively manage our future growth;
●	actual or anticipated variations in quarterly operating results;
●	our cash position;
●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;
●	adverse developments concerning our suppliers or distributors;
●	adverse developments concerning our customers, including the reduction in products purchased and/or loss of customers;
●	our inability to obtain adequate supplies and components for our products or inability to do so at acceptable prices;
●	the failure to maintain or increase net sales or increases in our operating expenses;
●	changes in our earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;
●	the sale of a substantial number of shares of Common Stock by any large stockholder, especially within a short period of time;
●	announcement or expectation of additional financing efforts and receipt, or lack of receipt, of funding in support of conducting our business;

●	announcements relating to strategic transactions, including acquisitions, divestitures/sale transactions, collaborations, licenses, or similar arrangements;
●

general, economic and market conditions, including volatility and instability in the financial markets, a decrease in consumer confidence and other factors unrelated to our operating performance or the operating performance of our competitors; and

●	the occurrence of any of the risks described in this section titled “Risk Factors”.

If we are unable to comply with the continued listing requirements of the NYSE American, including our trading price per share of our Common Stock increasing and satisfying the obligations set forth in the Deficiency Letter with respect to our stockholders’ equity being below the NYSE American’s minimum level, then our Common Stock will be delisted from the NYSE American.

Our Common Stock is currently listed on the NYSE American. If we are unable to comply with the continued listing requirements of the NYSE American, our Common Stock will be delisted from the NYSE American, which will limit investors’ ability to effect transactions in our Common Stock and subject us to additional trading restrictions. In order to maintain our listing, we must maintain certain share prices for our Common Stock, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to these objective standards, NYSE American may delist the securities of any issuer for other reasons involving the judgment of NYSE American.

Our Common Stock was trading on the NYSE American under $0.20 per share for most of 2024, and under $0.10 per share for part of 2024, which 2024 per share prices do not give effect to the recently completed 2024 Reverse Stock Split. Due to our Common Stock trading at low prices over a period of time, the NYSE American has the discretion to (i) immediately delist our Common Stock if the price of our Common Stock declines below certain threshold amounts or (ii) issue a deficiency letter to us relating to the low trading price of our Common Stock. On May 30, 2024, we effected the 2024 Reverse Stock Split, and, as of June 18, 2024, the closing price of our Common Stock was $2.30 per share. Even with our Common Stock trading at higher prices after the 2024 Reverse Stock Split, the per share trading price may decrease due to factors that may adversely affect the per share trading price of our Common Stock. As a result, there is no assurance that the per share trading price of our Common Stock will not decrease in the future.

In addition, on April 18, 2024, we received a letter from the NYSE American, or the Deficiency Letter, notifying us that our stockholders’ equity as of December 31, 2023 was below the minimum requirements of Sections 1003(a)(ii) and 1003(iii) of the Company Guide requiring stockholders’ equity requiring $4.0 million or more if a company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years and $6.0 million or more if a company has reported losses from continuing operations and/or net losses in its five most recent fiscal years, respectively. Thereafter, on May 28, 2024, we received a further notification from the NYSE American, stating that our stockholders’ equity as of March 31, 2024 was not in compliance with Section 1003(a)(i) of the NYSE American Company Guide requiring $2.0 million or more if the Company has reported losses from continuing operations and/or net losses in two of the three most recent fiscal years. As of March 31, 2024, we had stockholders’ equity of $160 thousand. Pursuant to the Deficiency Letter, we have become subject to the procedures and requirements of Section 1009 of the Company Guide and submitted a plan of compliance addressing how we intend to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide by October 18, 2025. On June 4, 2024, the Company received notice from NYSE American that it had accepted the Company’s plan of compliance and granted a plan period through October 18, 2025. During the plan period, the Company will be subject to quarterly monitoring for compliance with the plan. If the Company does not regain compliance with NYSE American’s listing standards by October 18, 2025, or if the Company does not make progress consistent with its plan, then NYSE American may initiate delisting procedures.

If our Common Stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our Common Stock.

If the NYSE American delists our Common Stock from trading on its exchange, including if such delisting were to occur immediately without being able to submit a compliance plan or appeal such delisting, and we are not able to list our securities on another national securities exchange (though we expect the Common Stock would qualify to be quoted on an over-the-counter market), we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	substantial impairment on our ability to raise additional funds;
●	result in a loss of institutional investor interest and a decreased ability to issue additional securities or obtain additional financing in the future;
●

a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage;

●	an event of default will occur under the terms of our Secured Convertible Notes, which, if not waived by the holders, such Secured Convertible Notes will be payable by us; and
●

potential breaches of representations or covenants of our agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements, which, regardless of merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Stock is listed on the NYSE American, our Common Stock qualifies as a covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Common Stock and other Company securities.

We may issue additional shares of our Common Stock, other series or classes of preferred stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of our Common Stock, other series or classes of preferred stock, units, warrants or other equity securities of equal or senior rank in the future in order to fund our operations, provide working capital and for other purposes, including in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, repricing of warrants or other outstanding securities or pursuant to our 2017 Omnibus Incentive Plan. These issuances of additional equity securities may occur without stockholder approval. Our issuance of additional shares of our Common Stock, preferred stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in NovaBay will decrease;
●	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and/or
●	the market price of your shares of Common Stock may decline.

We may require additional capital funding that may not be available to us or, if received, may not be available to us on favorable terms, which may impair the value of our Common Stock and Series B Preferred Stock.

If our working capital needs exceed our current expectations, or we expand more rapidly than currently anticipated, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our cash position, revenue and our overall operating expenses. We do not know whether additional financing will be available when needed or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop new products or enhance our existing products, be able to fully fund the commercialization and sale of our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock and Series B Preferred Stock.

Our stockholders will experience dilution as a result of the conversion of the remaining Series B Preferred Stock and may experience dilution following the potential exercise of our outstanding Common Stock purchase warrants or as a result of the conversion of our outstanding notes.

We have a significant number of Company securities issued and outstanding prior to this offering that are or may be convertible and/or exercisable into shares of our Common Stock. As of June 18, 2024, these Company securities include 131 shares of Series B Preferred Stock that are convertible into 15,065 shares of Common Stock, warrants exercisable for 224,777 shares of Common Stock and the Senior Convertible Notes and Unsecured Convertible Notes potentially exercisable for 124,514 shares of Common Stock (to the extent the principal balance of such convertible notes is not paid in cash). As of June 18, 2024, we had 1,348,331 shares of Common Stock issued and outstanding. Accordingly, upon the conversion or exercise (as applicable) of some or all of the Series B Preferred Stock, the Secured Convertible Notes, the Unsecured Convertible Notes and Common Stock warrants, as well as the exercise of stock options and other equity based awards that have been or will be issued and/or granted by us, the percentage ownership and voting power held by our existing stockholders will be significantly reduced and our stockholders will experience significant dilution.

Offers or availability for sale of a substantial number of shares of our Common Stock, including as a result of the conversion of the Series B Preferred Stock or outstanding notes and/or the exercise of outstanding warrants may cause the price of our publicly traded securities to decline and make it more difficult for us to raise capital in the future.

Sales of a significant number of shares of our Common Stock in the public market could depress the market price of our Common Stock and make it more difficult for us to raise funds through future offerings of Common Stock. For example, sales of shares of Common Stock that are issuable upon conversion of the Series B Preferred Stock or our outstanding Senior Convertible Notes or Unsecured Convertible Notes and/or the exercise of outstanding Common Stock warrants may cause the price of our publicly traded securities to decline. The shares of Common Stock underlying the shares of Series B Preferred Stock, outstanding Senior Convertible Notes and Unsecured Convertible Notes and outstanding Common Stock warrants represent, in the aggregate, approximately 27% of the total number of shares of Common Stock outstanding as of June 18, 2024. Upon conversion or exercise, as the case may be, of those securities, the shares of Common Stock we issue upon such conversion or exercise could be sold into the public market, and such sales could be significant and have an adverse impact on the price of our Common Stock. Additionally, such conversion or exercise could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and/or at a price that we deem reasonable or appropriate, or at all.

We have not paid dividends or repurchased stock in the past and do not expect to pay dividends or repurchase stock in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on, or repurchased shares of, our Common Stock and do not anticipate paying cash dividends or repurchasing shares of our Common Stock in the foreseeable future. In addition, we do not anticipate paying any dividends or repurchasing any shares of our Series B Preferred Stock; however, if we pay dividends on our shares of Common Stock, we are required to pay dividends on our Series B Preferred Stock on an as converted basis. The payment of dividends on, or the repurchase of shares of, our Common Stock or Series B Preferred Stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends or repurchase stock, holders of our Common Stock will experience a return on their investment in our shares only if our stock price appreciates.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. Since our formation, we have raised capital through the issuance of capital stock on many occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in one or more changes of control, as defined by Section 382 of the Code. We have not currently completed a study to assess whether any change of control has occurred, or whether there have been multiple changes of control since our formation, due to the significant complexity and cost associated with such study. If we have experienced a change of control at any time since our formation, our NOL carryforwards and tax credits may not be available, or their utilization could be subject to an annual limitation under Section 382. In addition, since we may need to raise additional funding to finance our operations, we may undergo further ownership changes in the future. If we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset United States federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

The 2024 Reverse Stock Split may adversely impact the market price of our Common Stock.

We effected a reverse stock split of our outstanding Common Stock at a ratio of 1-for-35 shares, which was effected at 4:15 p.m. Eastern Time on May 30, 2024. The impact of the 2024 Reverse Stock Split upon the market price of our Common Stock cannot be predicted with certainty and there is no assurance that our Common Stock will trade at a price consistent with the 2024 Reverse Stock Split or that the stock price will decline in value relative to the value before the 2024 Reverse Stock Split. Accordingly, it is possible that the market price of our Common Stock following the 2024 Reverse Stock Split will decline, possibly more than would occur in the absence of a reverse stock split.

The 2024 Reverse Stock Split could decrease the liquidity of shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the 2024 Reverse Stock split given the reduced number of shares that will be outstanding following the 2024 Reverse Stock Split, especially if the market price of our Common Stock does not trade at a price consistent with the 2024 Reverse Stock Split. In addition, the 2024 Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The effective increase in the number of shares of our Common Stock available for issuance as a result of our 2024 Reverse Stock Split could result in further dilution to our existing stockholders and have antitakeover implications.

The 2024 Reverse Stock Split alone had no effect on our authorized capital stock, and the total number of authorized shares remains the same as before the 2024 Reverse Stock Split. The 2024 Reverse Stock Split increased the number of shares of our Common Stock (or securities convertible or exchangeable for our Common Stock) available for future issuance by decreasing the number of shares of our Common Stock issued and outstanding. The additional available shares are available for issuance from time to time at the discretion of our Board of Directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our Common Stock would increase the number of outstanding shares of our Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our Common Stock.

Additionally, the effective increase in the number of shares available for issuance could, under certain circumstances, have anti-takeover implications. For example, the additional shares of Common Stock that have become available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. Although our 2024 Reverse Stock Split was prompted by other considerations and not by the threat of any hostile takeover attempt, stockholders should be aware that our 2024 Reverse Stock Split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

You may experience future dilution as a result of future equity offerings.

We expect that additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of Common Stock or other equity or debt securities convertible into or exchangeable for Common Stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other Company securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or other securities convertible into or exchangeable for Common Stock in future transactions may be higher or lower than the price per share in this offering. Additionally, you may incur dilution as a result of grants of additional equity awards under our equity incentive plans, the vesting and settlement of restricted stock units, or upon the exercise of options or warrants currently exercisable and outstanding with exercise prices at or below the offering price of Common Stock in this offering.

The volume of trading of our Common Stock may be low, leaving our Common Stock open to risk of high volatility.

The number of shares of our Common Stock being traded may be very low. Any stockholder wishing to sell his/her stock may cause a significant fluctuation in the price of our Common Stock. In addition, low trading volume of a stock increases the possibility that, despite rules against such activity, the price of the stock may be manipulated by persons acting in their own self-interest. We may not have adequate market makers and market making activity to prevent manipulation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, but not limited to, statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs, including statements about the commercial progress and future financial performance of the Company. These statements relate to future events or to our future operating or financial performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to comply with the continued listing standards of the NYSE American and maintain the listing of our Common Stock, to regaining compliance with the stockholders’ equity requirements of the NYSE American, our ability to raise additional capital needed to finance our operations, our product candidates, market opportunities, competitors, business plan and strategies, anticipated trends and challenges in our business and the markets in which we operate, the financial and business impact and effect of our recent financing transactions, any future revenue that may result from selling the Company’s products, as well as the Company’s expected future financial results and our ability to continue as a going concern. These statements involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by these forward-looking statements.

We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus or otherwise described in our filings with the SEC, including our 2023 Annual Report, the 2024 March Form 10-Q, in our subsequently filed Quarterly Reports on Form 10-Q and other periodic filings, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. You should refer to the risks and uncertainties described in the “Risk Factors” section contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

The Shares covered by this prospectus are (i) the 72,256 shares of Common Stock that are currently exercisable pursuant to the Series C Warrants that were issued in the 2023 Warrant Reprice Transaction as described in “Prospectus Summary — The 2023 Warrant Reprice Transaction” (ii) (a) the 28,572 shares of Common Stock that are currently exercisable pursuant to the Series D Warrant that was issued in the 2024 Subsidiary Guarantee Termination Transaction and (b) the 107,146 shares of Common Stock that are issuable upon conversion of the Unsecured Convertible Notes, each as described in “Prospectus Summary — The 2024 Subsidiary Guarantee Transaction” and (iii) the 90,381 shares of Common Stock that are currently exercisable pursuant to the Series E Warrants that were issued in the 2024 Warrant Reprice Transaction as described in “Prospectus Summary — The 2024 Warrant Reprice Transaction”. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of such Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from their exercise. Upon the conversion of any portion of the Unsecured Convertible Notes, the amount of debt outstanding and owed by us will be reduced by the amount of the Unsecured Convertible Notes that was converted into shares of Common Stock. We will bear the costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will each bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

MARKET FOR OUR COMMON STOCK

Market Information

Our Common Stock is listed on the NYSE American, under the symbol “NBY.”

Holders

As of June 18, 2024, we had 1,348,331 shares of Common Stock outstanding and there were approximately 102 holders of record of our Common Stock. This figure does not reflect persons or entities that hold their stock in nominee or “street” name through various brokerage firms. As of June 18, 2024, we have 131 shares of Series B Preferred Stock that are outstanding, that were issued in a private placement offering that was consummated on November 2, 2021 (the “2021 Private Placement”) and no other preferred stock outstanding as of the date of this prospectus.

DIVIDEND POLICY

We have not paid cash dividends on our Common Stock since our inception. We currently expect to retain earnings primarily for use in the operation and expansion of our business; therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

PRINCIPAL STOCKHOLDERS

The following table indicates information as of June 18, 2024 (after giving effect to the 2024 Reverse Stock Split) regarding the beneficial ownership of our securities by:

●	our current executive officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares of Common Stock beneficially owned is based on 1,348,331 shares of our Common Stock outstanding as of June 18, 2024. Based upon information contained in certain Schedule 13G filings, the Company’s current outstanding shares of Common Stock and the beneficial ownership limitations related to the Company’s outstanding warrants, the Series B Preferred Stock, the Secured Convertible Notes and the Unsecured Convertible Notes, the Company is not aware of any person beneficially owning more than five percent (5%) of our securities as of June 18, 2024. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class
Executive Officers and Directors
Justin M. Hall, Esq.(2)	564	*
Tommy Law(3)	25	*
Paul E. Freiman, Ph.D.(4)	174	*
Julie Garlikov(5)	50	*
Swan Sit(6)	92	*
Mijia (Bob) Wu, M.B.A.(7)	122	*
Yenyou (Jeff) Zheng, Ph.D.(8)	92	*
Yongxiang (Sean) Zheng(9)	50	*
All directors and executive officers as a group (8 persons)	1,169	*

* Less than one percent (1%).

(1)

The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608. The number of shares beneficially owned and percent of class are calculated in accordance with SEC rules. A beneficial owner is deemed to beneficially own shares of Common Stock that the beneficial owner has the right to acquire within 60 days of June 18, 2024. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within 60 days of June 18, 2024 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Consists of (i) 68 shares of Common Stock held directly by Mr. Hall and (ii) 496 shares issuable upon the exercise of outstanding stock options that are exercisable as of June 18, 2024 or within 60 days after such date.

(3)	Consists of 25 shares of Common Stock issuable upon exercise of outstanding stock options that are exercisable as of June 18, 2024 or within 60 days after such date.
(4)

Consists of (i) 75 shares of Common Stock held directly by Dr. Freiman; (ii) 2 shares of Common Stock held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Dr. Freiman and his spouse are trustees (with sole voting power over 1 share, shared voting power over 1 share, sole investment power over no shares and shared investment power over 2 shares); and (iii) 99 shares of Common Stock issuable upon exercise of outstanding stock options that are exercisable as of June 18, 2024.

(5)	Consists of 50 shares of Common Stock held directly by Ms. Garlikov as of June 18, 2024.
(6)	Consists of (i) 75 shares of Common Stock held directly by Ms. Sit and (ii) 17 shares issuable upon exercise of outstanding stock options that are exercisable as of June 18, 2024.
(7)	Consists of (i) 75 shares of Common Stock held directly by Mr. Wu and (ii) 47 shares issuable upon exercise of outstanding stock options that are exercisable as of June 18, 2024.
(8)	Consists of (i) 75 shares of Common Stock held directly by Dr. Jeff Zheng and (ii) 17 shares issuable upon exercise of outstanding stock options that are exercisable as of June 18, 2024.
(9)	Consists of 50 shares of Common Stock held directly by Mr. Sean Zheng as of June 18, 2024.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our Common Stock. This description is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation, Bylaws, as amended and restated, and Series B Certificate of Designation, which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

Capital Stock

Our authorized capital stock consists of 150,000,000 shares of Common Stock with a $0.01 par value per share, and 5,000,000 shares of preferred stock with a $0.01 par value per share. A description of material terms and provisions of our Certificate of Incorporation and Bylaws, as amended and restated (the “Bylaws”) affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). As of June 18, 2024, there were (i) 1,348,331 shares of Common Stock outstanding and (ii) of the 15,000 shares of Series B Preferred Stock initially issued, there are 131 shares of Series B Preferred Stock that have not been converted and are outstanding.

On May 30, 2024, we effected a 1-for-35 reverse stock split and each 35 shares of our outstanding Common Stock decreased to one share of Common Stock. Similarly, the number of shares of Common Stock issuable upon the exercise of outstanding stock options or warrants, the conversion of Series B Preferred Stock, Secured Convertible Notes and Unsecured Convertible Notes, or upon the vesting of outstanding restricted stock units, decreased on a 1-for-35 basis and the exercise price and/or conversion price of such securities, as applicable, increased proportionately. We did not issue fractional shares of Common Stock as a result of the 2024 Reverse Stock Split and instead issued an additional whole share of Common Stock to all holders that would otherwise have received a fractional share. Except for adjustments resulting from the treatment of fractional shares, each stockholder continued to hold the same percentage of our outstanding Common Stock immediately following the 2024 Reverse Stock Split becoming effective as such stockholder held immediately prior to the 2024 Reverse Stock Split.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, except for a vote on any amendment to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock). Our Certificate of Incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our Certificate of Incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock outstanding at the time or that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our Common Stock are distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

Preferred Stock

Under the terms of the Certificate of Incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Other than the Series B Preferred Stock, we do not currently have any shares of preferred stock issued and outstanding.

Our Certificate of Incorporation authorized the Board of Directors, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. The Board of Directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our Company, may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock, and may reduce the likelihood that stockholders will receive dividend payments and payments upon liquidation.

Series B Non-Voting Convertible Preferred Stock

On November 2, 2021, we issued and sold in the 2021 Private Placement 15,000 shares of the Series B Preferred Stock, all of which were convertible into shares of Common Stock at the election of the holders of the Series B Preferred Stock, subject to the beneficial ownership limitation described below. Of the 15,000 shares of Series B Preferred Stock originally issued and sold, 131 shares of Series B Preferred Stock have not been converted and remain outstanding. In accordance with the Series B Certificate of Designation, the stated value of each share of the Series B Preferred Stock is $1,000 with a current per share conversion price of $8.75 into 115 shares of Common Stock, or an aggregate of 15,065 shares of Common Stock upon conversion of all outstanding Series B Preferred Stock. The current conversion price of the Series B Preferred Stock reflects adjustments since its initial issuance as a result of anti-dilution adjustments and two reverse stock splits, including the 2024 Reverse Stock Split, that have occurred pursuant to the Series B Certificate of Designation.

Rank

The Series B Preferred Stock ranks as to dividends or distributions of assets upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with our Common Stock;

●	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock; and

●	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series B Preferred Stock.

Conversion Limitation

The Series B Preferred Stock is subject to a limitation upon conversion of the Series B Preferred Stock to the extent that, after giving effect to such conversion, the holder of such Series B Preferred Stock (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own Common Stock in excess of the Beneficial Ownership Limitation (or 4.99% or 9.99% of the outstanding Common Stock) as defined and set forth in the Series B Certificate of Designation. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of shares of Common Stock then issued and outstanding provided that such increase in percentage shall not be effective until 61 days after notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Stock are entitled to receive the same amount as a holder of Common Stock.

Voting Rights

Shares of Series B Preferred Stock generally have no voting rights, except as required by law and except that the consent of the majority of holders of the outstanding Series B Preferred Stock is required to: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (ii) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of preferred stock, (iii) increase the number of authorized shares of preferred stock, and (iv) enter into any agreement with respect to any of the foregoing.

Dividends

Holders of Series B Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series B Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Series B Preferred Stock is not entitled to any other dividends.

Redemption

We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Series B Preferred Stock, and the Series B Preferred Stock has not been listed on any national securities exchange or trading system.

Dilution Protection

In the event we, at any time after the first date of issue of the Series B Preferred Stock and while at least one share of Series B Preferred Stock is outstanding: (i) pay a dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by us upon conversion of the Series B Preferred Stock or any debt securities), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of our capital stock, then, in each case, the conversion price of the Series B Preferred Stock shall be adjusted as provided in the Series B Certificate of Designation. Any adjustment made pursuant to the Series B Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above. The Series B Preferred Stock previously had “full-ratchet” anti-dilution price protection relating to future sales and/or grants of our securities; however, under the terms of the Series B Certificate of Designation, this anti-dilution price protection terminated on January 29, 2024. The holders of Series B Preferred Stock do not have any preemptive rights as a result of their ownership of Series B Preferred Stock.

Fundamental Transactions

If, at any time that shares of Series B Preferred Stock were outstanding, we effected a merger, a sale of substantially all assets or engage in another type of change of control transaction, as described in the Series B Certificate of Designation and referred to as a “Fundamental Transaction”, then a holder of Series B Preferred Stock would have the right to receive, upon any subsequent conversion of a share of Series B Preferred Stock (in lieu of shares of Common Stock) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if such holder had been, immediately prior to such Fundamental Transaction, the holder of Common Stock. In connection with a Fundamental Transaction, the holders of Series B Preferred Stock may instead receive in exchange for their shares of Series B Preferred Stock a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock, which is convertible for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of Common Stock upon conversion of the Series B Preferred Stock and with a conversion price consistent with the conversion price of the Series B Preferred Stock then currently in effect. If we are not the surviving entity in any such Fundamental Transaction, then it shall cause any successor entity to assume in writing all of the obligations of the Company under the Series B Certificate of Designation, the 2021 Securities Purchase Agreement, the Series B Registration Rights Agreement and the 2021 Warrants in accordance with the provisions of the Series B Certificate of Designation.

Anti-takeover effects of provisions of our Certificate of Incorporation, our Bylaws and Delaware law

Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that our Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual stockholder meetings. Because holders of our Common Stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of our directors. Our Board is able to elect a director to fill a vacancy created by the expansion of the Board or due to the resignation or departure of an existing Board member by a majority vote of the Board, even if less than a quorum. Our Certificate of Incorporation provides that the number of directors will be fixed exclusively by our Board, and that a majority vote of the Board is required to modify the number of directors. Our Certificate of Incorporation and Bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, and that only the Board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our Bylaws include a requirement for the advance notice of nominations for election to the Board or for proposing matters that can be acted upon at a stockholders’ meeting. Our Certificate of Incorporation provides for the ability of the Board to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board, which rights could be senior to those of our Common Stock. Our Certificate of Incorporation and Bylaws also provide that approval of at least 66-2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our Bylaws, or repeal the provisions of our Certificate of Incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions make it difficult for holders of our Common Stock to replace our Board. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any ‘interested stockholder’, meaning a stockholder who (i) owns 15% or more of the corporation’s outstanding voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period prior to the determination of interested stockholder status, unless:

●	the transaction is approved by the board of directors of the corporation prior to the time that the interested stockholder became an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

Computershare Shareholder Services, Inc., located in Providence, Providence County, Rhode Island, is the transfer agent and registrar for our Common Stock in the United States and Computershare Investor Services, Inc., located in Toronto, Ontario, Canada, is the co-transfer agent and registrar for our Common Stock in Canada.

Listing on the NYSE American

Our Common Stock is listed on the NYSE American under the symbol “NBY”.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders in this prospectus are those issuable to the Selling Stockholders upon (i) the exercise of the Series C Warrants that we issued in the 2023 Warrant Reprice Transaction, (ii) the exercise of the Series D Warrant that we issued in the 2024 Subsidiary Guarantee Termination Transaction, (iii) the conversion of the Unsecured Convertible Notes that we issued in the 2024 Subsidiary Guarantee Termination Transaction and (iv) the exercise of the Series E Warrants that we issued in the 2024 Warrant Reprice Transaction, each of which is described in this prospectus and documents incorporated by reference into this prospectus. The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock by each of the Selling Stockholders. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days, as well as the Series E Warrants which are not exercisable within 60 days.

The (i) Series C Warrants are currently exercisable for an aggregate of 72,256 shares of Common Stock, (ii) the Series D Warrant is currently exercisable for an aggregate of 28,572 shares of Common Stock, (iii) the Unsecured Convertible Notes are currently convertible into an aggregate of 107,146 shares of Common Stock and (iv) the Series E Warrants will be exercisable on December 17, 2024 (the six-month anniversary of the date of issuance) for an aggregate of 90,381 shares of Common Stock. See “Prospectus Summary—2023 Warrant Reprice Transaction”, “—2024 Subsidiary Guarantee Termination Transaction” and “—2024 Warrant Reprice Transaction” for additional information regarding the Warrants and the Unsecured Convertible Note, as well as the form of Warrants and the form of Unsecured Convertible Note, each of which are filed as an exhibit to this registration statement registering the Shares, of which this prospectus is a part.

The Warrants and the Unsecured Convertible Notes are also subject to a limitation upon exercise for shares of Common Stock to the extent that, after giving effect to such exercise, the holder of such Warrants and the Unsecured Convertible Notes (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock. The Warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of the Company.

This prospectus generally covers the resale of the sum of the number of shares of Common Stock initially issuable to the Selling Stockholders upon exercise of the Warrants and conversion of the Unsecured Convertible Notes and is based on the assumption that all of the Warrants are exercised in full and all of the Unsecured Convertible Notes are converted in full, without regard to any limitations on exercise contained in the Warrants or the Unsecured Convertible Notes as of June 18, 2024. Because the exercise price of the underlying shares of the Warrants and the conversion price of the Unsecured Convertible Note may be adjusted, as the case may be, upon the occurrence of certain adjustments as provided in the Warrants or the Unsecured Convertible Note, the number of shares of Common Stock that will actually be issued upon exercise of the Warrants and conversion of the Unsecured Convertible Note in the future may be more or less than the number of shares being offered by this prospectus.

The name of each Selling Stockholder is set forth in the first column in the table below. The second column of the table lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock, as of June 18, 2024, which assumes the full exercise of all warrants held by each Selling Stockholder, including the Warrants and the conversion of the Secured Convertible Notes, the Unsecured Convertible Notes and the Series B Preferred Stock, without regard to any applicable ownership limitations on the conversion and/or exercise of such securities. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the Shares offered by each Selling Stockholder pursuant to this prospectus, but does not assume the sale of any other securities listed in the table below that each Selling Stockholder may beneficially own.

Percentage ownership is based on 1,348,331 shares of Common Stock outstanding as of June 18, 2024. The Selling Stockholders may sell all, some or none of their Shares in this offering that are received upon exercise of their Warrants or conversion of their Unsecured Convertible Notes. For additional information, see the section entitled “Plan of Distribution.” This information in the table and the footnotes is based upon our review of our stockholder, option holder and warrant holder registers and information furnished to us by the Selling Stockholders. Based on this information, we believe that none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

	Shares of Common Stock Owned Prior to this	Shares of Common Stock Being Offered by this	Shares of Common Stock Owned After this Offering (2) (3)
Name of Selling Stockholder	Offering (1)	Prospectus (2)	Number	Percentage

Alpha Capital Anstalt (4)	130,220	74,021	56,199	3.9%
Altium Growth Fund, LP (5)	102,737	74,021	28,716	2.0%
Armistice Capital, LLC (6)	79,964	73,907	6,057	0.4%
Bigger Capital Fund, LP (7)	42,472	38,770	3,702	0.3%
District 2 Capital Fund LP (8)	41,338	37,636	3,702	0.3%
Total Number of Shares	396,731	298,355	98,376

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Includes 100% of the shares of Common Stock issuable upon conversion of the Secured Convertible Notes, Unsecured Convertible Notes and Series B Preferred Stock at the current conversion price and the exercise of all warrants held by each Selling Stockholder, as well as any other shares of Common Stock held as of June 18, 2024.

(2)

This column represents the maximum number of shares of Common Stock that may be issued to each Selling Stockholder upon exercise of the Series C Warrants, Series D Warrants, Series E Warrants and the Unsecured Convertible Notes that are being offered by the Selling Stockholders in this prospectus. Pursuant to the Series C Warrants, Series D Warrants, Series E Warrants and the Unsecured Convertible Notes, a Selling Stockholder may not convert or exercise such securities for shares of Common Stock if as a result of such conversion or exercise such Selling Stockholder, its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the Selling Stockholder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own more than 4.99% of our Common Stock (or 9.99% if such Selling Stockholder elected for this limitation to apply or provided not less than 61 days’ prior notice to us of an increase to 9.99%).

(3)

Assumes, for each Selling Stockholder as applicable to each of their holdings, the conversion in full of the Secured Convertible Notes, Unsecured Convertible Notes and Series B Preferred Stock held by such Selling Stockholder and the exercise of all warrants held by such Selling Stockholder (as described in more detail below) and the sale of all Shares offered by this prospectus.

(4)

Alpha Capital Anstalt’s ownership as of June 18, 2024 includes an aggregate of: (1) 15,065 shares of Common Stock issuable upon conversion of its 131 shares of Series B Preferred Stock; (2) 4,342 shares of Common Stock issuable upon conversion of its Secured Convertible Notes; (3) 35,715 shares of Common Stock issuable upon conversion of its Unsecured Convertible Notes; (4) 6,123 shares of Common Stock underlying certain warrants issued by the Company in November 2021; (5) 8,572 shares of Common Stock underlying its Series C Warrants; (6) 29,734 shares of Common Stock underlying its Series E Warrants; and (7) 30,671 shares of Common Stock. Nicola Feuerstein, Director of Alpha Capital Anstalt, has sole voting and dispositive power over the Company’s securities held by Alpha Capital Anstalt.

(5)

Altium Growth Fund, LP’s ownership as of June 18, 2024 includes an aggregate of: (1) 4,342 shares of Common Stock issuable upon conversion of its Secured Convertible Notes; (2) 35,715 shares of Common Stock issuable upon conversion of its Unsecured Convertible Notes; (3) 6,123 shares of Common Stock certain underlying warrants issued by the Company in November 2021; (4) 9,286 shares of Common Stock underlying its Series C Warrants; (5) 29,020 shares of Common Stock underlying its Series E Warrants; and (6) 18,251 shares of Common Stock. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these shares.

(6)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted Company (the “Master Fund”), and may be deemed to be beneficially owned by Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. As of June 18, 2024, this includes an aggregate of: (1) 4,342 shares of Common Stock issuable upon conversion of its Secured Convertible Notes; (2) 1,715 shares of Common Stock underlying certain warrants issued by the Company in September 2022; (3) 36,264 shares of Common Stock underlying its Series C Warrants; (4) 28,572 shares of Common Stock underlying its Series D Warrant; and (5) 9,071 shares of Common Stock underlying its Series E Warrants. Armistice Capital, LLC and Steven Boyd share voting and dispositive power both with the following address: 510 Madison Avenue, 7th Floor, New York, New York 10022.

(7)

Bigger Capital Fund, LP’s ownership as of June 18, 2024 includes an aggregate of: (1) 2,171 shares of Common Stock issuable upon conversion of its Secured Convertible Notes; (2) 17,858 shares of Common Stock issuable upon conversion of its Unsecured Convertible Notes; (3) 1,531 shares of Common Stock underlying certain warrants issued by the Company in November 2021; (4) 9,067 shares of Common Stock underlying its Series C Warrants; and (5) 11,845 shares of Common Stock underlying its Series E Warrants. Mr. Michael Bigger is a managing partner of Bigger Capital GP, LLC, which is the general partner of Bigger Capital Fund, LP, and has sole voting and investment power over the Company’s securities. Bigger Capital GP, LLC and Mr. Bigger may be deemed to beneficially own the shares beneficially held by Bigger Capital Fund, LP.

(8)

District 2 Capital Fund LP's (“District 2 CF”) ownership as of June 18, 2024 includes an aggregate of: (1) 2,171 shares of Common Stock issuable upon conversion of its Secured Convertible Notes; (2) 17,858 shares of Common Stock issuable upon conversion of its Unsecured Convertible Notes; (3) 1,531 shares of Common Stock underlying certain warrants issued by the Company in November 2021; (4) 9,067 shares of Common Stock underlying its Series C Warrants; and (5) 10,711 shares of Common Stock underlying its Series E Warrants. Bigger Capital Fund GP, LLC (“Bigger GP”) is a general partner of Bigger Capital Fund, LP (“Bigger Capital”) and District 2 Capital LP (“District 2”) is the investment manager of District 2 CF. Michael Bigger is the managing member of Bigger GP and District 2 Holdings LLC (“District 2 Holdings”), which is the managing member of District 2 GP LLC (“District 2 GP”), the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital and District 2 CF.

Relationships with the Selling Stockholders

Based upon information provided by the Selling Stockholders, except as set forth below, none of the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders has had any position or office or has had any material relationship with us within the past three years.

●

Altium Growth Fund, LP, Alpha Capital Anstalt, Bigger Capital Fund, LP and District 2 Capital Fund LP, participated in the 2021 Private Placement and all such Selling Stockholders previously owned shares of Series B Preferred Stock (with Alpha Capital Anstalt still holding Series B Preferred Stock) and certain common stock purchase warrants issued by the Company in November 2021.

●

As part of a warrant reprice transaction in September 2022, Altium Growth Fund, LP, Alpha Capital Anstalt, Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP and District 2 Capital Fund LP own certain common stock purchase warrants issued by the Company in September 2022.

●

Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP and District 2 Capital Fund LP, participated in a private placement in November 2022 and all such Selling Stockholders currently hold shares of Series A-1 Warrants.

●

Altium Growth Fund, LP, Alpha Capital Anstalt, Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP and District 2 Capital Fund LP participated in a private placement and all such Selling Stockholders currently hold Secured Convertible Notes and some of such Selling Stockholders currently hold Series B-1 Warrants and/or Series B-2 Warrants.

●

Altium Growth Fund, LP, Alpha Capital Anstalt, Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP and District 2 Capital Fund LP participated in the 2023 Warrant Reprice Transaction and all such Selling Stockholders currently hold Series C Warrants.

●

Altium Growth Fund, LP, Alpha Capital Anstalt, Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP and District 2 Capital Fund LP participated in the 2024 Subsidiary Guarantee Termination Transaction in connection with the DERMAdoctor Divestiture and received either a Series D Warrant or an Unsecured Convertible Note.

●

Altium Growth Fund, LP, Alpha Capital Anstalt, Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP and District 2 Capital Fund LP participated in the 2024 Warrant Reprice Transaction and all such Selling Stockholders currently hold Series E Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of shares of Common Stock covered by this prospectus on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, to the extent permitted by law;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect and (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered hereby will be passed upon by our counsel, Squire Patton Boggs (US) LLP, Washington, DC.

EXPERTS

The consolidated financial statements of NovaBay Pharmaceuticals, Inc. as of December 31, 2023 and 2022 and for the years then ended, incorporated by reference in this prospectus, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Shares being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our Common Stock being sold in this offering by the Selling Stockholders, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement and the documents incorporated by reference herein and therein. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by reference to the exhibit. You should rely only on the information contained in this prospectus or incorporated by reference herein or therein.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The information contained in, or that can be accessed through, the SEC’s website is not incorporated by reference in, and is not part of, this prospectus.

We also maintain a website http://www.novabay.com/investors/sec-filings at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

You should consider the incorporated information as if we reproduced it in this prospectus. The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus. This permits us to disclose important information to you by referring you to other documents that we filed separately with the SEC. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC:

●

our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 26, 2024, and as amended by Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 29, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

●

our Current Reports on Form 8-K, filed with the SEC on January 10, 2024, March 14, 2024, March 25, 2024, March 26, 2024 (as amended on May 31, 2024), April 19, 2024, April 22, 2024, May 29, 2024, May 31, 2024, June 7, 2024 and June 14, 2024;

●	the information specifically incorporated by reference into the 2023 Annual Report from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 2024; and

●

the description of our Common Stock in our registration statement on Form 8-A, as filed with the SEC on August 29, 2007, as updated by our Current Report on Form 8-K filed with the SEC on June 29, 2010, and including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.1 to our 2023 Annual Report.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

NovaBay Pharmaceuticals, Inc.

2000 Powell Street, Suite 1150

Emeryville, California 94608

(510) 899-8800

Attention: Corporate Secretary

You also may access these filings on our website at http://www.novabay.com/investors/sec-filings. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

298,355 Shares

of

Common Stock

PROSPECTUS

June 27, 2024